Exhibit 99

Dillard’s, Inc. Reports First Quarter Results

LITTLE ROCK, Ark.--(BUSINESS WIRE)--May 12, 2016--Dillard’s, Inc. (NYSE: DDS) (the “Company” or “Dillard’s”) announced operating results for the 13 weeks ended April 30, 2016. This release contains certain forward-looking statements. Please refer to the Company’s cautionary statements regarding forward-looking information included below under “Forward-Looking Information.”

First Quarter Results

Dillard’s reported net income for the 13 weeks ended April 30, 2016 of $77.4 million, or $2.17 per share, compared to net income of $109.6 million, or $2.66 per share, for the prior year first quarter.

Net sales for the 13 weeks ended April 30, 2016 were $1.503 billion and $1.574 billion for the 13 weeks ended May 2, 2015. Net sales includes the operations of the Company’s construction business, CDI Contractors, LLC ("CDI").

Total merchandise sales (which excludes CDI) for the 13-week period ended April 30, 2016 were $1.449 billion and $1.518 billion for the 13-week period ended May 2, 2015. Total merchandise sales decreased 5% for the 13-week period ended April 30, 2016. Sales in comparable stores for the period also decreased 5%.

Sales trends were strongest in shoes. Weaker performing areas were home and furniture and ladies' accessories and lingerie. Sales trends were strongest in the Eastern region, followed by the Central and Western regions, respectively.

Dillard’s Chief Executive Officer, William T. Dillard, II, stated, "Our disappointing sales pressured our gross margin and net income performance, although inventory was relatively flat at quarter end. While we controlled expenses, sales leverage was difficult to achieve. We continued to return value to shareholders by purchasing $58.4 million of our Class A Common Stock during the quarter."

Gross Margin/Inventory

Gross margin from retail operations (which excludes CDI) declined 145 basis points of sales for the 13 weeks ended April 30, 2016 compared to the prior year first quarter. The decline in gross margin was attributed primarily to higher markdowns during the period. Consolidated gross margin for the 13 weeks ended April 30, 2016 declined 140 basis points of sales compared to the prior year first quarter. Inventory remained unchanged on a percentage basis at April 30, 2016 compared to May 2, 2015.

Selling, General & Administrative Expenses

Selling, general and administrative expenses ("operating expenses") were $398.4 million (26.5% of sales) and $403.6 million (25.6% of sales) during the 13 weeks ended April 30, 2016 and May 2, 2015, respectively. Operating expenses from retail operations increased 89 basis points of sales to $396.8 million (27.4%) during the 13 weeks ended April 30, 2016 from $402.3 million (26.5%) during the 13 weeks ended May 2, 2015. The expense decline was attributable to decreased advertising, services purchased, utilities and supplies partially offset by increased insurance expense.

Share Repurchase

During the 13 weeks ended April 30, 2016, the Company purchased $58.4 million (approximately 721,000 shares) of Class A Common Stock under its $500 million share repurchase program. At April 30, 2016 the remaining authorization under the February 2016 plan was $441.6 million. Total shares outstanding (Class A and Class B Common Stock) at April 30, 2016 and May 2, 2015 were 35.2 million and 41.2 million, respectively.

Store Information

Dillard's recently closed its Aiken Mall location in Aiken, South Carolina (105,000 square feet). The Company operates 272 Dillard's locations and 24 clearance centers spanning 29 states and an Internet store at www.dillards.com. Total store square footage is 49.8 million.

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(In Millions, Except Per Share Data)

	13 Weeks Ended
	April 30, 2016		May 2, 2015
	Amount	% of Net Sales	Amount	% of Net Sales
Net sales	$1,503.2	100.0%	$1,573.5	100.0%
Service charges and other income	35.6	2.4	39.9	2.5
	1,538.8	102.4	1,613.4	102.5

Cost of sales	938.6	62.4	960.4	61.0
Selling, general and administrative expenses	398.4	26.5	403.6	25.6
Depreciation and amortization	60.6	4.0	61.1	3.9
Rentals	6.0	0.4	5.8	0.4
Interest and debt expense, net	15.7	1.0	15.2	1.0
Gain on disposal of assets	0.1	0.0	—	0.0
Income before income taxes and income on and equity in losses of joint ventures	119.6	8.0	167.3	10.6
Income taxes	42.2		58.0
Income on and equity in losses of joint ventures	—	0.0	0.3	0.0
Net income	$77.4	5.2%	$109.6	7.0%

Basic and diluted earnings per share	$2.17		$2.66
Basic and diluted weighted average shares	35.7		41.2

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In Millions)

	April 30, 2016	May 2, 2015
Assets
Current Assets:
Cash and cash equivalents	$150.3	$457.6
Accounts receivable	42.5	57.5
Merchandise inventories	1,647.9	1,640.9
Other current assets	42.0	50.9
Total current assets	1,882.7	2,206.9

Property and equipment, net	1,889.3	2,010.3
Other assets	253.6	253.8

Total Assets	$4,025.6	$4,471.0

Liabilities and Stockholders' Equity
Current Liabilities:
Trade accounts payable and accrued expenses	$846.8	$927.8
Current portion of long-term debt and capital leases	3.3	0.9
Federal and state income taxes	49.8	78.8
Total current liabilities	899.9	1,007.5

Long-term debt and capital leases	620.1	618.5
Other liabilities	241.3	253.0
Deferred income taxes	252.3	265.1
Subordinated debentures	200.0	200.0
Stockholders' equity	1,812.0	2,126.9

Total Liabilities and Stockholders' Equity	$4,025.6	$4,471.0

Dillard’s, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In Millions)

	13 Weeks Ended
	April 30, 2016	May 2, 2015
Operating activities:
Net income	$77.4	$109.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and other deferred cost	61.2	61.6
Gain on disposal of assets	(0.1)	—
Changes in operating assets and liabilities:
Decrease (increase) in accounts receivable	4.6	(1.0)
Increase in merchandise inventories	(273.4)	(266.5)
Decrease (increase) in other current assets	2.4	(4.5)
Decrease (increase) in other assets	1.1	(3.7)
Increase in trade accounts payable and accrued expenses and other liabilities	159.5	200.3
Decrease in income taxes payable	(12.6)	(4.5)
Net cash provided by operating activities	20.1	91.3

Investing activities:
Purchase of property and equipment	(17.7)	(42.2)
Proceeds from disposal of assets	0.1	0.1
Decrease in restricted cash	—	7.3
Net cash used in investing activities	(17.6)	(34.8)

Financing activities:
Principal payments on long-term debt and capital lease obligations	(0.2)	(0.2)
Cash dividends paid	(2.5)	(2.5)
Purchase of treasury stock	(52.4)	—
Net cash used in financing activities	(55.1)	(2.7)

(Decrease) increase in cash and cash equivalents	(52.6)	53.8
Cash and cash equivalents, beginning of period	202.9	403.8
Cash and cash equivalents, end of period	$150.3	$457.6

Non-cash transactions:
Accrued capital expenditures	$3.4	$12.2

Estimates for 2016
The Company is providing the following estimates for certain financial statement items for the fiscal year ending January 28, 2017 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change - See “Forward-Looking Information.”

	In Millions
	2016	2015
	Estimated	Actual
Depreciation and amortization	$250	$250
Rentals	27	27
Interest and debt expense, net	61	61
Capital expenditures	150	166

Forward-Looking Information
The foregoing contains certain “forward-looking statements” within the definition of federal securities laws. The following are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:  statements including (a) words such as “may,” “will,” “could,” “believe,” “expect,” “future,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” or the negative or other variations thereof, and (b) statements regarding matters that are not historical facts.  The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) general retail industry conditions and macro-economic conditions; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers, including the effect of changes in prices and availability of oil and natural gas; the availability of consumer credit; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount and Internet retailers; changes in consumer spending patterns, debt levels and their ability to meet credit obligations; changes in legislation, affecting such matters as the cost of employee benefits or credit card income; adequate and stable availability and pricing of materials, production facilities and labor from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security breaches; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; fluctuations in LIBOR and other base borrowing rates; potential disruption from terrorist activity and the effect on ongoing consumer confidence; epidemic, pandemic or other public health issues; potential disruption of international trade and supply chain efficiencies; world conflict and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar  nature.   The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended January 30, 2016, contain other information on factors that may affect financial results or cause actual results to differ materially from forward-looking statements.
CONTACT:
Dillard’s, Inc.
Julie Johnson Bull
501-376-5965
julie.bull@dillards.com